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                                                                   EXHIBIT  23.2


        CONSENT OF ARTHUR ANDERSEN LLP -- INDEPENDENT PUBLIC ACCOUNTANTS

     Not available due to circumstances at Arthur Andersen LLP and despite the reasonable efforts of Lionbridge Technologies, Inc. to obtain such consent.